Exhibit 10.10
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.
TECHNOLOGY PURCHASE AND ROYALTY AGREEMENT
     This Technology Purchase and Royalty Agreement (the “Agreement”) is entered into as of the 23rd day of December, 2005, by and between ICUITI CORPORATION, a Delaware corporation (“Buyer”), having its principal place of business at 2166 Brighton Henrietta Townline Road, Suite B, Rochester, New York, 14623, and NEW LIGHT INDUSTRIES, LTD., a Washington State corporation (“Seller”), having its principal place of business at 9715 West Sunset Highway, Spokane, Washington, 99224.
RECITALS
     WHEREAS, Seller has developed and is the rightful owner of certain improvements in Video Image Viewing Devices and Methods, including but not limited to technology, know-how including the Patents and certain other patents and patent applications, if any, the prototypes, drawings, designs, diagrams, computer programs and their sources, design assurance data and other tangible technical information used by Seller in connection with the Patents;
     WHEREAS, Buyer desires to acquire all of Seller’s right, title and interest in and to the Intellectual Property on the terms and conditions set forth in this Agreement;
     WHEREAS, Seller is willing to sell, exclusively to Buyer, Seller’s right, title and interest in and to the Intellectual Property on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
SECTION 1: DEFINITIONS
1.1	“Agreement”. This Technology Purchase and Royalty Agreement, the preamble and all exhibits and schedules thereto.

1.2	“Buyer’s Agents”. The term Buyer’s Agents” means all of Buyer’s officers, directors, shareholders, partners, employees, independent contractors and other agents.

1.3	“Component Cost”. The term “Component Cost” means (a) the manufacturing cost as manufactured by Buyer or (b) the actual cost to Buyer if sourced from a third party or (c) in the case of Products manufactured by an Original Equipment Manufacturer (OEM) or supplier thereof, the manufacturing cost of such OEM or the actual cost to such OEM, if sourced from third party) of [***********
**********************************************************************************************************
*******************]. All costs will be calculated in accordance with Generally Accepted Accounting Principles (GAAP), and are to exclude any overhead or other indirect cost allocations, but shall include all direct costs of manufacture.

1.4	“Improvements”. All improvements, enhancements or modifications (including derivative works) to the Intellectual Property or Related Inventions made by either party during the term of this Agreement.

1.5	“Intellectual Property”. The term “Intellectual Property” is defined in Schedule A.

1.6	The “Patents”. The term “Patents” is defined in Schedule A.

1.7	“Payment Date”. The term “Payment Date” means the date that is forty five (45) days after the close of each Payment Period.

1.8	“Payment Period”. The term “Payment Period” means the periods ending on June 30th and December 31st of each year.

1.9	“Products”. Head-mounted display products sold by or on behalf of Buyer, Buyer’s licensees or Buyer’s transferees that incorporate the Intellectual Property and that are sold by or on behalf of Buyer, its licensee and its transferees.

1.10	“Related Inventions”. All Improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by them, either alone or jointly with others, prior to or during the Term of this Agreement which are directly related to the Intellectual Property, or which result from or are conceived during the performance of tasks by Seller for Buyer.

1.11	“Seller’s Agents”. The term “Seller’s Agents” means all of Seller’s officers, directors, shareholders, partners, employees, independent contractors and other agents.

1.12	“Successful Commercialization”. The term “Successful Commercialization” means cumulative sales of all products incorporating any of the Intellectual Property exceed [*******] pieces within [*********].

1.13	“Video Image Viewing Devices and Methods”. Methods and techniques that are used or usable for the viewing of video images, and devices that can be employed to view such images.
SECTION 2: ACQUISITION OF THE INTELLECTUAL PROPERTY
     2.1 TRANSFER OF PROPERTY
               2.1.1 ACQUISITION. Subject to the terms and conditions hereof, on the Closing Date, Seller shall sell, transfer, assign and convey exclusively to Buyer, and Buyer shall purchase from Seller, free and clear of all liens, claims and encumbrances, all of Seller’s right, title and interest in and to all of the Intellectual Property in consideration for the performance by Buyer of its obligations under this Agreement.
     2.1.2 CASH CONSIDERATION.
(a)	As partial consideration for the transfer of the Intellectual Property to Buyer, Buyer will pay to Seller the sum of [************************************] Dollars ($[******]) (the “Cash Payment”).

(b)	The Cash Payment shall be paid as follows:
i.	An amount of [************] Dollars ($[******]), which shall be paid upon execution and delivery of this Agreement by Seller. Such payment shall be nonrefundable unless (a) Seller shall fail or refuse to consummate the Transfer of the Intellectual Property to Buyer, other than because any of the representations or warranties of the Buyer contained in this Agreement shall not be true and correct, or (b) Buyer shall fail to consummate the transactions hereby because any of the representations or warranties of the Seller contained in this Agreement shall not be true and correct.

ii.	The balance of [*****************************************] Dollars ($[******]) shall be paid at Closing or within 30 days of the date of this Agreement, whichever is later.
     2.1.2 EQUITY CONSIDERATION.
(a)	As partial consideration for the sale of the Intellectual Property, Buyer will issue to Seller a Warrant to purchase 1,000,000 shares of the Buyer’s Common Stock at an exercise price of $0.01 per share. The Warrant shall be exercisable at any time through and including December 31, 2015. The number of shares that can be purchased pursuant to, and the purchase price per share under, the Warrant shall be subject to equitable adjustment for stock splits, stock dividends and similar events. The Warrant will vest immediately upon Closing as to 250,000 shares, and as to an additional 250,000 shares on each of December 31, 2006, December 31, 2007 and December 31, 2008. The full terms and conditions of the Warrant are contained in Schedule C, attached hereto.

(b)	If it is determined by the Buyer, in its sole discretion, that Buyer cannot achieve Successful Commercialization, the Buyer may (at its sole option and election) give notice to the Seller to that effect and, in such event, the Warrant will terminate as to any portion thereof that has not vested as of the date of such notice. In the event such a notice is given by the Buyer, then (a) Seller shall have a perpetual, fully paid, royalty free, non-exclusive world wide license to the original Intellectual Property that is transferred to the Buyer pursuant to the terms of this Agreement, with rights to sublicense the original Intellectual Property and (b) Seller shall have a perpetual, nonexclusive worldwide license to the

Improvements and to all improvements, enhancements or modifications (including derivative works) to the Intellectual Property or Related Inventions made by Steven McGrew (the “McGrew Improvements”) pursuant to a Consulting Agreement between Buyer and Mr. McGrew dated the same date as the date of this Agreement, provided that Seller shall pay Buyer a royalty on any head-mounted display products sold by or on behalf of Buyer, Buyer’s licensees or Buyer’s transferees that incorporate the Improvements or the McGrew Improvements, at the same rate and in the same manner as royalties are payable by Buyer with respect to Products as provided in Section 2.1.3 (it being understood that, for these purposes, the relevant “years” in Section 2.1.3(e) shall commence on the date that such license to Seller of the Improvements and the McGrew Improvements commences). Notwithstanding the foregoing, Buyer shall continue to be required to pay Continuing Royalties as provided in Section 2.1.3 of this Agreement.
     2.1.3 CONTINUING ROYALTIES.
(a)	Buyer shall pay Seller royalties (the “Continuing Royalties”) on the Component Cost of all Products that incorporate or use the Intellectual Property.

(b)	Buyer shall have no further obligation to pay Continuing Royalties to Buyer on Products that are sold after the date on which the last Patents expires or is finally determined by the United Sates Patent Office or a court of competent jurisdiction to be invalid.

(c)	There will be a cap of $[******] on Continuing Royalties with respect to sales of Products in [********]. No further Continuing Royalties will accrue in [********] after a total of $[********] Continuing Royalties is payable with respect to each [********].

(d)	For avoidance of doubt, the Continuing Royalty will payable with respect to all sales of Products including government sales and sales into countries where the Intellectual Property has no patent protection.

(e)	The Continuing Royalty rates for each of the calendar years following Successful Commercialization of the Intellectual Property by Buyer are as follows:
•    Year [**]        [***]% of Component Cost of display module
•    Year [**]        [***]% of Component Cost of display module
•    Year [**]        [***]% of Component Cost of display module
•    Year [**]        [***]% of Component Cost of display module
•    Year [**]        [***]% of Component Cost of display module
•    Year [**] to [********] $[***] per display module

A display module is considered to be the set of components for displaying an image to one eye, so binocular eyeglasses would be considered to comprise two display modules. All Continuing Royalties on sales of products before Successful Commercialization are to be calculated at a rate of [***]% of Component Costs.
         (f) Continuing Royalties shall be paid by Buyer to Seller for each Payment Period no later than the Payment Date.
         (g) Buyer shall tender payments of the Continuing Royalties due on each Payment Date by wire transfer to such account or accounts as Seller may designate in advance.
         (h) Buyer shall pay the Continuing Royalties in US Dollars. Conversion of other currencies to US Dollars will be made based on conversion rates published in the Wall Street Journal on the last day of each Payment Period.
         (i) Buyer’s obligation to pay Continuing Royalties to Seller shall terminate upon expiration of the last Patents or upon it being deemed invalid by the US Patent Office (or the applicable patent authority in another country).
         (j) Interest shall accrue on the unpaid balance of any Continuing Royalties at the rate of one percent (1%) per month that the accrued Continuing Royalty remains unpaid.
     2.2 CLOSING.
        (a) The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at the offices of Buyer, on the date (the “Closing Date”) on which this Agreement is executed by the parties hereto or at such later date and/or other place as the parties shall mutually agree upon.
        (b) At the Closing, Seller shall deliver to Buyer duly executed general bill of sale and assignment of the Intellectual Property and any other documents of transfer reasonably requested by Buyer necessary to convey all of Seller’s right, title and interest in and to the Intellectual Property to Buyer, in recordable form, if required.
        (c) At the Closing, the Buyer shall deliver to Seller (i) the balance of the Cash Payment (if it is then due in accordance with the provisions of Section 2.1.2 (b)(ii) and (ii) the Warrant, duly executed on behalf of the Buyer.
        (d) At the Closing, the parties shall execute and deliver to each other the Rights Agreement in the form of Exhibit D to this Agreement and the Consulting Agreement in the form of Exhibit E to this Agreement.
     2.3 FURTHER ASSURANCES. At any time and from time to time after the Closing Date and after the delivery of all of the initial documents and necessary information that comprise the Intellectual Property, at Buyer’s request and approved expense, and subject to the terms of this Agreement, Seller promptly shall execute and deliver, and shall cause its officers, directors, shareholders, consultants, affiliates and employees to execute and deliver, such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Buyer may reasonably request to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Intellectual Property, including providing to Buyer an executed assignment to Buyer, recordable in the appropriate regional or national patent office, for each patent and patent application within the Intellectual Property (including patent and patent applications hereafter filed with respect to the inventions included within the Intellectual Property), to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.
     2.4 RESTRICTION ON TRANSFER OF THE INTELLECTUAL PROPERTY.
     2.4.1 Buyer may freely license, sublicense assign, sell or otherwise transfer the Intellectual Property, in whole or in part, and shall be entitled to freely exercise all incidents of ownership thereof, subject to the provisions of this Agreement.
     2.4.2 If Buyer shall transfer the Intellectual Property to a third party, then
               (a) The proposed transferee must assume in writing all of Buyer’s obligations under this Agreement, including any of Buyer’s obligations that arose prior to the effective date of Transfer.
               (b) The proposed transferee’s assumption of Buyer’s obligations under this Agreement will not relieve Buyer of any liability which Buyer has to Seller under this Agreement for the failure of Buyer to perform all of Buyer’s obligations under this Agreement, unless, at Buyer’s request, Seller approves of transferee, which approval shall not be unreasonably withheld, and all of Buyer’s obligations and liabilities are then transferred to transferee.
     2.4.3 Nothing in this Section 2.4 is meant, or shall be construed, to limit Buyer’s right to exploit the Intellectual Property as described in Section 2.1.1 hereof.
3. TECHNICAL SUPPORT AND PERSONNEL.
     3.1 In order to facilitate the exploitation of the Intellectual Property by the Buyer, from time to time as shall be coordinated between the Buyer and Seller, at the Buyer ‘s request and subject to Seller’s available manpower and facilities, Seller shall provide the Buyer with: (i) technical support, such as Seller’s available lab work space, manpower, (for which the Buyer shall pay according to Seller’s standard third party hourly rates, it being understood that — Seller’s standard rates at the time of Closing are $45 to $50 per hour for lab time and $100 to $125 per hour for engineering/consulting services and that such rates are subject to future adjustments within reasonable industry limits) laboratories, apparatus and other required equipment; (ii) consulting services and reasonable assistance in technical guidance and instructions regarding the Intellectual Property and its ongoing development in order to fully transfer the Intellectual Property to Buyer and as shall be required for the Buyer’s technical staff to fully understand the Intellectual Property so as to enable Buyer to complete Successful Commercialization of the Intellectual Property.
     3.2 The Buyer is to retain for a twelve (12) month period immediately following the Closing of this Agreement, the Seller’s President, Steve McGrew, (McGrew) as a sub-contractor for providing research, development or prototype manufacturing services to the Buyer in connection with the development of the Intellectual Property for Successful Commercialization, (the “Services”). McGrew (or the Seller if so specified) is to be paid five thousand dollars ($5,000) per month for these Services. The terms and conditions under which McGrew is to be retained shall be those contained in the Consulting Agreement attached as Exhibit E.
     3.3 OPTION FOR FURTHER SERVICES. After the first 12 months from Closing, Buyer will have the option for each of a further 4 years (subject to 90 days advance notice) to retain McGrew as a consultant at an annual rate of $50,000, to support Buyer’s technical, commercial and strategic efforts at up to one week per month, with all pre-approved travel and expenses to be paid by Buyer. The terms and conditions under which McGrew may be so retained shall be those contained in the Consulting Agreement attached as Exhibit E.
     3.4 DISCLOSURE OF RELATED INVENTIONS. Seller and Seller’s Agents will promptly disclose to Buyer, or any person designated by Buyer, all Related Inventions or Improvements. Seller’s obligations under this Section 3.4 shall terminate on the date on which Buyer gives a notice pursuant to 2.1.2(b). This section 3.4 shall not be interpreted as requiring Seller to disclose any intellectual properties acquired or developed by Seller on or after such termination date pursuant to notice under Section 2.1.2(b); nor shall this section 3.4 or any part of this Agreement be interpreted as requiring Seller to disclose or transfer any inventions, formulae, processes, techniques, know-how, data or improvements that are not directly related to the original Intellectual Property, any Improvements, or Related Inventions.
     3.5 OWNERSHIP OF INVENTIONS. All Related Inventions and Improvements shall be the sole property of Buyer and its successors and assigns; and Buyer and its successors and assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Seller (including Seller’s Agents), hereby assigns to Buyer any and all rights either of them may have or acquire in all Related Inventions and Improvements, and agree to cause their respective officers, directors, affiliates, consultants, agents and employees to assign all Related Inventions and Improvements made by them in the course of their employment with, or their rendering of services to, Seller, Seller’s Agents or their affiliates. Seller further agrees, and agree to cause their respective officers, directors, affiliates, consultants, agents and employees to assist Buyer in a reasonable manner (but at Buyer’s expense) to obtain, amend, protect and enforce any patents or copyrights of the Inventions in any and all countries that may be selected by Buyer, in its sole discretion, and to that end each of them will, and will cause their respective officers, directors, affiliates, consultants, agents and employees to, execute all documents for use in applying for and obtaining such patents thereon and enforcing the same, as Buyer may desire, together with any assignments thereof to Buyer or persons designated by it. Seller’s obligation to assist Buyer in obtaining and enforcing patents for the Related Inventions and Improvements in any and all countries shall continue beyond the termination of his engagement or his work on matters related to Buyer’s operations. However, Buyer shall have no rights in any Related Inventions conceived by Seller or Seller’s Agents subsequent to any notice pursuant to 2.1.2(b) or other termination of this Agreement.
SECTION 4: FINANCIAL CONTROLS AND AUDIT
     4.1 FINANCIAL RECORDS.
               4.1.1 Buyer at Buyer’s expense shall maintain such financial records as may be necessary or appropriate to evidence the amounts due Seller under this Agreement. To this end, Buyer shall establish and/or maintain an appropriate financial system for its books and records, to ensure that the relevant data is gathered and maintained completely and accurately.
               4.1.2 Buyer shall preserve and safeguard its financial records for no less than five (5) years following the applicable Payment Period.
     4.2 STATEMENT TO ACCOMPANY CONTINUING ROYALTIES. At the time Buyer pays the Continuing Royalties, it shall provide Seller with a detailed calculation as to the amount being paid. Seller shall use this information solely for the purpose of determining royalties owed by Buyer to Seller and shall treat the information, other than that concerning the amount being paid to Seller, as Buyer’s Confidential Information.
     4.3 AUDIT RIGHTS.
               4.3.1 Subject to the provisions of Section 5, Seller may (either directly or through Seller’s Agents) inspect Buyer’s books and records during the term of this Agreement and for a period two (2) years thereafter, to review and analyze the relevant records of Buyer, for purposes of determining whether Buyer has complied with its financial obligations under this Agreement, and with its specific duty to pay the Continuing Royalties. Seller will give Buyer at least ten (10) business days notice prior to any inspection. Seller (either directly or through Seller’s Agents) will conduct its inspection during normal business hours at such time as the parties may agree.
               4.3.2 Audits under this Section 4 may take place no more frequently than once with respect to any Payment Period. In the event the annual maximum Continuing Royalty ($[**********]) has been paid for any Payment Period, then there shall be no audit by the Seller covering that Payment Period.
               4.3.3 Any such audit shall be conducted at Seller’s expense. In the event it is determined as a result of such audit that Buyer has underpaid or under-reported the Continuing Royalties due to Buyer by more than seven point five percent (7.5%) with respect to any Payment Period, Buyer will be required to reimburse Seller promptly for the costs of the audit, all unpaid and overdue Continuing Royalties, plus pay accrued interest under Section 2.1.3(j) and a twenty percent (20%) penalty on any such unpaid Continuing Royalties. If such audit discloses that Buyer overpaid any Continuing Royalty, Seller shall pay the amount of such overpayment to Buyer promptly.

               4.3.4 All information obtained in connection with or as a result of such audit shall be Confidential Information within the meaning of Section 5.
SECTION 5: CONFIDENTIAL INFORMATION
     5.1 CONFIDENTIAL INFORMATION.
               5.1.1 For so long as this Agreement remains in effect and for a period of five (5) years following the termination hereof, the Seller shall maintain and shall cause Seller’s Agents to maintain in confidence the Intellectual Property and such other confidential information (including Improvements and Related Inventions) of the Buyer that is disclosed to it (collectively, the “Confidential Information”), and shall not disclose, use or grant the use of the Confidential Information, except on a need-to-know basis to such Seller’s directors, officers, employees, consultants and collaborators, and to other parties, to the extent such disclosure is reasonably necessary or required in connection with the providing of services or products to the Buyer or other of Seller’s activities that are expressly authorized by this Agreement. To the extent that disclosure by the Seller to any person is authorized by this Agreement, prior to disclosure, the Seller shall obtain written agreement of such Person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the Buyer except as expressly permitted under this Agreement. The Seller shall notify the Buyer promptly upon discovery of any unauthorized use or disclosure of Confidential Information. Upon the written request of the Buyer, expiration or earlier termination of this Agreement, the Seller shall return to the Buyer all tangible items regarding the Confidential Information of the Buyer and all copies thereof.
               5.1.2 Confidential Information shall not include information that
                         (i) can be shown by the receiving party to have been in its possession prior to receipt thereof from the disclosing party (provided, that such exclusion shall not apply to the knowledge of Seller or Seller’s agents of any information with respect to the Intellectual Property);
                         (ii) is now or hereafter becomes information in the public domain through no act or failure to act by the receiving party;
                         (iii) can be shown by the receiving party to have been subsequently lawfully received by the receiving party on a nonconfidential basis from a third party having the right to disclose it; or
                         (iv) can be shown by the receiving party to have been independently developed by the receiving party before the receiving party had access to the Confidential Information received from the disclosing party.
                         (v) is disclosed as required under any applicable law.
               5.1.3 The burden of proof that any disclosure falls within any of the aforesaid exclusions shall be on the recipient. Where a doubt exists, as to whether any of the aforesaid exclusions apply, the party seeking to disclose shall give the other party a written notice and, if a dispute arises, then such party shall keep such information confidential until the dispute is settled or resolved in an appropriate court of law, subject to any temporary relief which the party seeking the disclosure shall be entitled to apply for to such court.
SECTION 6: INDEMNIFICATION
     6.1 INDEMNIFICATION OF SELLER. Buyer shall indemnify, hold harmless and defend Seller and Seller’s Agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorneys’ fees) caused or asserted to have been caused, directly or indirectly by or as a result of any acts or omissions of Buyer and Buyer’s Agents and affiliates in connection with this Agreement, and with regard to any and all claims relating or arising from this Agreement or the Intellectual Property.
     6.2 INDEMNIFICATION OF BUYER. Seller shall indemnify, hold harmless and defend Buyer and Buyer’s Agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorney’s fees) caused or asserted to have been caused, directly or indirectly by or as a result of any acts or omissions of Seller and Seller’s Agents and affiliates in connection with this Agreement, and with regard to any and all claims relating or arising from this Agreement or the Patent; except that any and all obligations and liabilities with respect to claims for infringement which occur after Closing shall be the sole responsibility of Buyer. In the event that it is determined that use of the Patents infringes third party patents, the Buyer may offset fifty (50%) of any amounts of such third party royalties Buyer is required to pay, as a credit against the Continuing Royalties it is required to pay under Section 2 of this Agreement. However, any such offset shall not be retroactive nor require Seller to refund royalties already paid by Buyer to Seller.
     6.3 LIMITATION OF LIABILITY. It is understood and agreed that neither party to this Agreement shall be liable for any negligent or wrongful acts, either of commission or omission, chargeable to the other, unless such liability is imposed by law and that this Agreement shall not be construed as seeking to either enlarge or diminish any obligation or duty owed by one party against the other or against a third party.
     6.4 SETTLEMENT OF LIABILITY. Neither the Buyer or Seller be shall required to indemnify the other unless, (1) the party requesting indemnification promptly notifies the other party in writing of any such claim (provided, however, that the failure to give prompt notice of any claim shall relieve the indemnifying party of its indemnification obligation only to the extend that the failure to give such notice impairs the ability of the indemnifying party to defend against such claim); (2) cooperates fully with the indemnifying party, and grants the indemnifying party sole control of the defense or settlement; and (3) is in complete compliance with this Agreement. The party seeking indemnification shall not adjust, settle or compromise any claim, suit, action or other proceeding brought against it to which the indemnity set forth herein applies without the prior written consent of the other party which consent shall not be unreasonably withheld.

SECTION 7: PATENTS; INFRINGEMENT
     7.1 MAINTENANCE OF PATENTS.
     (a) Buyer shall be responsible, until the termination of this Agreement, for preparing, filing, prosecuting and maintaining all existing Patents and patent applications having at least one claim that covers any part of the Intellectual Property. All expenses relating to the preparation, filing, prosecution and maintenance of such Patents and patent applications will be paid by Buyer. Seller shall (and shall cause Seller’s agents to) cooperate with Buyer in the preparing, filing, prosecuting and maintaining all existing Patents and patent applications in all such respects as Buyer may reasonably request, in which event Buyer shall reimburse Seller for all out-of-pocket expenses incurred by Seller or Seller’s Agents in connection with such cooperation.
     (b) Buyer shall not be responsible for preparing, filing, prosecuting or maintaining any Patent or patent application that has no claim that covers the Intellectual Property.
     (c) Buyer shall inform Seller of all activities with respect to prosecution and maintenance of any Patent or patent application and shall provide to Seller copies of all office actions and other communications concerning such within thirty (30) days after receipt thereof.
     (d) In the event that Buyer decides to cease maintaining or defending the Patents, or fails to pay maintenance fees or carry out other actions necessary to maintain the validity and enforceability of the Patents, then before the abandonment of any Patent, the Buyer shall notify the Seller of its intent to do so. In such event, Seller may request the immediate transfer of the ownership of the applicable Patent back to Seller. In the event that ownership reverts back to the Seller and the applicable Patent is still deemed to be valid and enforceable, the Buyer shall still retain an irrevocable, worldwide, non-exclusive, perpetual license, subject to the payment of Continuing Royalties under this Agreement, and the Seller shall execute all such documents as the Buyer may reasonably request to evidence and perfect such license.
     7.2 PATENT APPLICATIONS ON IMPROVEMENTS.
     Buyer shall have the exclusive right to prepare and file patent applications for Improvements or Related Inventions developed by Buyer, Seller or Seller’s Agents, in such jurisdictions and in such manner as it shall determine, and shall prosecute such applications as it deems appropriate, and the Seller shall provide Buyer, at Buyer’s expense (out of pocket only), with any reasonable assistance therefore as Buyer may request. All such applications shall be filed and prosecuted in the name of Buyer and at its expense.
     7.3 THIRD PARTY PATENT INFRINGEMENT.
             (a) BUYER’S RIGHTS. If, at any time during the term hereof, either party shall become aware of any infringement or threatened infringement of the Patents in a jurisdiction where the patents are valid, the party having the knowledge thereof shall forthwith give notice to the other party. Buyer or its designee shall determine within 120 days of notice whether or not to prosecute such alleged infringement and to assert its rights in the Patents against such infringer, in which event Buyer or its designee shall bear all costs and expenses of any actions and enjoy all benefits of damages, proceeds or awards rendered in any such action; provided, however, that Buyer will pay Seller a reasonable, and equitable portion of any amount so awarded, (net of Buyer’s costs and subject to this Agreement’s annual Continuing Royalties caps) which payment shall be credited against royalties due and that shall become due under this Agreement in lieu of sublicense royalties. In such event, Seller shall (and shall cause Seller’s Agents to) give Buyer or its designee all reasonable assistance requested by Buyer. Buyer shall reimburse Seller and Seller’s agents for all out of pocket expenses incurred by them in rendering such cooperation. Seller agrees that Seller will be joined in such suit if Seller is determined to be a necessary party.
         (b) Should Buyer not determine or determine not to initiate any action against the alleged infringer within the above 120 days, Seller shall have the right to assert, at its own expense, the Intellectual Property and shall be entitled to any and all recoveries therein. In the event that an action for infringement may only be asserted in a particular jurisdiction in Buyer’s name, then Buyer agrees that it will bring such an action at Seller’s or its designee’s request. Seller or its designee shall pay all of the costs and expenses of such action and enjoy all benefits of damages, proceeds or awards rendered in any such action: Seller or its designee shall have the right to control such litigation with counsel reasonably acceptable to Buyer selected by Seller or its designee. Buyer shall have the right to participate in such litigations with counsel of its own selection, at Buyer’s expense.
SECTION 8: REPRESENTATIONS AND WARRANTIES
     8.1 OWNERSHIP. Seller represents and warrants that (i) it is the sole, exclusive, true and lawful owner, inventor, and developer of the Intellectual Property, free and clear of all liens and encumbrances of any kind; (ii) it has the right to Transfer to Buyer good, clear, record and marketable title to the Intellectual Property as contemplated herein free and clear of all liens and encumbrances of any kind; (iii) none of the Intellectual Property has been assigned, transferred or licensed to or from any third party; and (iv) the validity or enforceability of the Intellectual Property has not been challenged by others in any proceeding or dispute about which Seller has received notice or of which the Seller is aware, nor is there any pending or, to the best of Seller’s knowledge, threatened litigation or proceeding challenging Seller’s right to use, or to convey to Buyer the right to use, any of such Intellectual Property.
     8.2 BUYER’S RIGHT TO EXPLOIT. Neither the execution and delivery of this Agreement nor, to Seller’s best knowledge, the use by the Buyer of the Intellectual Property, shall violate or infringe the rights of any other person, firm or entity, nor will such actions interfere with the Buyer’s use of the Intellectual Property as contemplated by this Agreement, and the execution, delivery or performance by Seller of this Agreement will not constitute a breach of any law, agreement or instrument to which Seller is a party or by which it is bound.
     8.3 MATERIALS TO EFFECT. In order to give full effect to this transaction, Seller shall deliver to the Buyer, together with this Agreement, the GLOBAL PATENT ASSIGNMENT, duly signed by Seller. Seller agrees to execute, and to cause Seller’s agents to execute, upon the request of the Buyer such additional instruments, applications, declarations and forms, as may be necessary under any relevant law or as may be required by any official or authority, to continue, secure, defend, register and otherwise give full effect to, and perfect the rights of the Buyer under the Global Patent Assignment in the Patents, including to register the assignment of each Patent in the name of the Buyer.
     8.4 FILES. Seller has used its diligent and reasonable efforts to provide to Buyer all existing files and records pertaining to the Intellectual Property, including, but not limited to, all office actions, drafts, receipts, drawings, correspondence, disclosures, models, copies, prototypes, diagnostic reports, test results, opinions, prior art (including search results, publications and copies of patents, if any) and analyses (collectively, the “Files”). To the extent that any Files have not been provided to Buyer as of the Closing Date, Seller shall, upon the first to occur of the request of Buyer or discovery that such Files have not been provided, provide such Files to Buyer, at no charge to Buyer.
     8.5 AUTHORITY. Seller and Buyer each represent and warrant that each has the authority to execute this Agreement and to perform all the functions necessary to effect the transactions contemplated herein and that this Agreement has been duly authorized and is a valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws related to or affecting creditors rights generally.
     8.6 USE OF INTELLECTUAL PROPERTY. Seller warrants that the Intellectual Property constitutes all technology and knowhow possessed by Seller that is relevant to eventual Successful Commercialization of the Intellectual Property, and that no further licenses from the Seller are necessary for Successful Commercialization of the Intellectual Property.
     8.7 AUTHORIZATION OF WARRANT AND WARRANT SHARES. Buyer represents and warrants that Buyer has all necessary corporate power and authority to issue and sell the Warrant and the shares of its Common Stock for which the Warrant may be exercised (the “Warrant Shares”) The issuance, sale and delivery of the Warrant in accordance with this Agreement and the issuance and delivery of the Warrant Shares upon exercise of the Warrant have been duly authorized by all necessary corporate action on the part of the Buyer. Sufficient authorized but unissued shares of Common Stock have been reserved by appropriate corporate action in connection with the prospective exercise of the Warrant at the applicable exercise price. The Warrant Shares, when issued, sold and delivered upon exercise of the Warrant will be duly and validly issued, fully paid, non-assessable and are not subject to preemptive rights or other preferential rights in any present or future stockholders of the Buyer, will not be subject to any lien, and will not conflict with any provision of any agreement or instrument to which the Buyer is a party or by which it or its property is bound.
     8.8 SECURITIES REPRESENTATIONS OF SELLER: In connection with the acquisition of the Warrant by Seller and the acquisition of the Warrant Shares upon the exercise of the Warrant, the Seller represents to the Buyer that:
     8.8.1 The Seller is an “accredited investor” as that term is defined in Rule 501 promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended.

     8.8.2 The Securities are being acquired for the Seller’s own account, for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act or the securities laws of any other state applicable to the Seller. The Seller understands that the Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, which exemption depends upon, among other things, the bona fide nature of the Seller’s investment intent expressed herein, that the Company has no present intention of registering the Securities, and that the Securities must be held by the Seller indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.
     8.8.3 During the negotiation of the transactions contemplated herein, the Seller and its representatives have been afforded full and free access to corporate books, documents, and other information concerning the Buyer and to is offices and facilities, have been afforded an opportunity to ask such questions of the Buyer and its officers, employees, agents, accountants, and representatives concerning the Buyer’s business, operations, financial condition, assets, liabilities, and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investments contemplated herein.
     8.8.4 The Seller and its representatives have been solely responsible for the Seller’s own “due diligence” investigation of the Buyer and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of acquiring the Securities pursuant to the terms of this Agreement and of protecting Seller’s interests in connection therewith.
     8.8.5 The Seller is able to bear the economic risk of the purchase of the Securities pursuant to the terms of this Agreement, including a complete loss of the Seller’s investment in the Securities.
     8.8.6 The Securities are transferable only pursuant to (a) public offerings registered under the Securities Act, (b) Rule 144 or Rule 144A of the SEC (or any similar rule or rules then in force) if such rule is available, (c) upon satisfaction of the conditions specified in Section 8,8.8 or (d) any other legally available means of transfer.
     8.8.7 Legend. Each certificate or instrument representing the Securities shall be imprinted with a legend in substantially the following form:
The securities represented hereby have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Rights Agreement, dated as of December 23, 2005, as amended and modified from time to time, between the issuer

(the “Company”) and certain investors, as amended and modified from time to time. A copy of such Agreement will be furnished by the Company to the holder hereof upon written request and without charge.
     8.8.8 In connection with the transfer of any the Securities (other than a transfer described in Section 8.8.6(a) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of legal counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of the Securities may be effected without registration of the Securities under the Securities Act. In addition, if the holder of the Securities delivers to the Company an opinion of such counsel that no subsequent transfer of such Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Securities which do not bear the Securities Act legend set forth in Section 8.8.7. If the Company is not required to deliver new certificates for such Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 8.8.
SECTION 9: TERM and TERMINATION OF RIGHT TO USE THE INTELLECTUAL PROPERTY
     9.1 TERM. This Agreement shall continue so long as any Continuing Royalty is payable hereunder, or until earlier terminated as provided herein, except that the licenses granted herein shall continue in perpetuity.
     9.2 TERMINATION BY SELLER. Notwithstanding anything to the contrary contained herein, Buyer shall cease to have the right to use the Intellectual Property during such periods as any of the following events shall occur (and such right shall resume upon cure thereof):
     9.2.1 Buyer’s failure to comply with the requirements of Section 6.1.
     9.2.2 Buyer shall have committed a breach of a material term of this Agreement, which shall not be cured within thirty (30) days of written notice of such breach.
     9.3 INJUNCTIVE RELIEF. Each party acknowledges that if it should commit a material breach of a material provision of this Agreement, the other party may suffer irreparable damages and that the other party’s remedy at law may be inadequate. Therefore, in addition to any remedy of law otherwise available, each party agrees that the other party may be entitled to a temporary or permanent injunction restraining each party from any such violations and that each party may be specifically compelled to perform its material obligations under this Agreement. Each party hereby consents to the personal jurisdiction of any state or federal court located in the state of residence of the other party for the purpose of providing such injunctive relief.

     9.4 PRIOR OBLIGATIONS. Unless otherwise expressly provided for herein, termination of Buyer’s right to use the Intellectual Property shall be without prejudice to the right of any party who is not in default hereunder to receive all payments accrued and unpaid at the effective date of such termination or expiration, to the remedy of either party in respect to any previous breach of any of the covenants herein contained and to any other provisions herein which expressly or necessarily call for performance after such termination or expiration.
SECTION 10: GENERAL PROVISIONS
     10.1 AMENDMENT. This Agreement may be amended by the parties. No amendment will be effective unless in writing, and signed by both parties.
     10.2 ARBITRATION.
     10.2.1 The parties will attempt through good faith negotiation to resolve any disputes. The term “disputes” includes, without limitation, any disagreements between the parties concerning the existence, formation, interpretation and implementation of this Agreement.
     10.2.2 If the parties are unable to resolve their disputes by negotiation, either party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity.
     10.2.3 The arbitration will be by the American Arbitration Association, which will apply its rules except as stated in this Section 10.2.
     10.2.4 The fee payable to the arbitrator will be based upon the then current fee schedule of the American Arbitration Association and will be advanced one half by each party, upon the written request of the arbitrator(s) or the American Arbitration Association.
     10.2.5 Except as set forth in this Section 10.2.5, the arbitrator(s) will conduct the arbitration according to the rules of the American Arbitration Association. Arbitration will take place in New York City, unless the parties hereto otherwise agree. The arbitrator(s) will base the decision on the express language of this Agreement.
     10.2.6 All decisions of the arbitrator(s) will be final, and binding on both parties, and (except as otherwise provided herein) will constitute the only method of resolving disputes. Judgment may be entered upon the decision in accordance with applicable law in any court having jurisdiction. Each party waives the right to challenge the use of arbitration to resolve disputes as provided for in this Agreement.
     10.2.7 This arbitration section and all decisions of the arbitrator(s) will be specifically enforceable in a court of law, or in the arbitral tribunal.
     10.2.8 The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitral tribunal will have the right to make a final determination of the parties’ rights, including whether to make permanent, modify or dissolve any judicial order.
     10.2.9 Nothing contained in this Section 10.2 shall preclude the Seller or Buyer from enforcing its rights under this Agreement in accordance with its terms.
     10.3 ATTORNEYS’ FEES. If either party institutes litigation or arbitration to interpret or enforce this Agreement, or to recover damages for breach of this Agreement, the prevailing party will be entitled to recover costs of suit or arbitration, and to recover actual attorney fees.
     10.4 CAPTIONS. The titles and captions are included only as a matter of convenience. They will not affect the interpretation of any provision.
     10.5 WORDING. Words herein denoting the singular number only shall include the plural and vice versa.
     10.6 CONSENTS AND APPROVALS. A party will not unreasonably withhold or delay a consent provided for in this Agreement, unless the Agreement specially permits otherwise. Consents will be effected only by written notice.
     10.7 CONSTRUCTION OF AGREEMENT. Both parties and their counsels have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.
     10.8 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, but taken together will constitute one instrument.
     10.9 BUSINESS DAYS. If the day for performance of any obligation under this Agreement is a Saturday, Sunday or legal holiday, then the time for performance of any obligation under this Agreement will be extended to 5:00 p.m. on the first day following which is not a Saturday, Sunday or legal holiday.
     10.10 CUMULATION OF REMEDIES. The various rights, options, elections, powers, and remedies under this Agreement, or granted by law (collectively, “Remedies”), will be construed as cumulative. No single Remedy is exclusive of any of the other Remedies.
     10.11 DOLLARS. All the amounts referred to herein are in United States Dollars.
     10.12 ELECTRONIC FACSIMILE. If a party signs this Agreement and then transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.
     10.13 EXPENSES. Except as may be specifically provided for in this Agreement, both parties will bear their own expenses incurred in connection with this Agreement and the transactions contemplated in it including, but not limited to, legal and accounting fees.

     10.14 FURTHER ASSURANCES. Each party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, evidence or confirm the agreements contained in this Agreement or otherwise carry out the intent and purposes of this Agreement.
     10.15 GOVERNING LAW. This Agreement will be construed and enforced according to the laws of the State of New York without regard to conflicts of law principles.
     10.16 INCORPORATION OF RECITALS AND THE EXHIBIT. All Recitals and the schedules and exhibit referred to in this Agreement are an integral part of this Agreement. They are incorporated in this Agreement by this reference as though at this point set forth in full.
     10.17 INTEGRATION. The making, execution and delivery of this Agreement by the parties has not been induced by any representations, statements, warranties or agreements other than those expressed in this Agreement. This Agreement, the Exhibits, and the Schedules hereto embody the entire understanding of the parties. There are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced in this Agreement, the Exhibits, or the Schedules hereto.
     10.18 NO JOINT VENTURE. Neither party is an employee, agent, partner, or joint venture with or of the other party.
     10.19 NOTICES.
     10.19.1 WRITTEN NOTICES. All notices, demands or requests (“Notices”) which are required or permitted to be given pursuant to this Agreement will be in writing. Notices will be delivered personally, by commercial carrier, by fax with a machine generated confirmation sheet or by registered or certified mail, postage prepaid, addressed to a party as stated below.
Seller’s address for notices:
9715 West Sunset Highway, Spokane, Washington, 99224
Attention: Steve McGrew, President
Tel: 509-456-8321     Fax: 509-456-8321
With a copy to:
Witherspoon Kelly, 1100 US Bank Bldg, 422 W Riverside Ave, Spokane, WA 99201
Attn: Andrew Schultheis
Phone: 509-624-5265     Fax: 509-458-2728
Buyer’s address for notices:
2166 Brighton Henrietta Townline Road, Suite B, Rochester, New York, 14623
Attn: Paul Travers, President & CEO
Tel: 585-240-8000 Fax: 585-240-8003

With a copy to:
Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, NY 14604
Attn: Robert F. Mechur
Phone: 585-238-3576 Fax: 585-238-9022
     10.19.2 EFFECTIVE DATE. Notice given personally or by commercial carrier is effective upon delivery. Notice given by fax with a machine generated confirmation sheet is effective upon sending. Notice given by mail of a national government is effective seven days after the date of mailing.
     10.19.3 CHANGE OF ADDRESS. Either party may change his/its address for Notices by notice given pursuant to this section.
     10.20 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and all other rights and obligations of the parties shall survive to the maximum extent permitted by law.
     10.21 SOLE DISCRETION. If any party may make a decision or take action or refuse to take action under this Agreement in that party’s sole discretion, the party may act based on any reason or no reason, so long as the basis for action is not an illegal reason.
     10.22 TIME OF THE ESSENCE. Time is of the essence throughout the term of this Agreement for every provision in which time is an element. No extension of time for performance of any act will be deemed an extension of time for the performance of any other acts.
     10.23 WAIVER OF RIGHTS. No waiver of or failure by either party to enforce a provision, covenant, condition or right under this Agreement (collectively, “Right”) will be construed as a subsequent waiver of the same Right, or a waiver of any other Right. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.
     10.24 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns and shall be binding upon the parties to this Agreement and their respective successors and assigns. Seller may not assign any of its rights under this Agreement without the prior written consent of Buyer, such consent not to be unreasonably withheld. There are no third party beneficiaries under this Agreement and the sole and intended beneficiaries of this Agreement are Buyer and Seller.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ICUITI CORPORATION	NEW LIGHT INDUSTRIES, LTD.

/s/ Paul J. Travers	/s/ Steve McGrew

Signature	Signature

Paul J. Travers, CEO & President	Steve McGrew, President

Print Name & Title	Print Name & Title

12/23/05	12/23/05

Date Signed	Date Signed

SCHEDULE A
THE “PATENTS”
The “Patents” are:
1. U.S. Patent No. 6,181,367 (issued 1/30/2001),
2. U.S. Patent No. 5,973,727 (issued 10/26/1999), and
3. China patents derived from U.S. Patents No. 6,181,367 and/or No. 5,973,727, including any extensions (pending or issued) , divisionals, patents of addition of the United States or any other country or political subdivision thereof, all registrations and recordings thereof, and all patents to issue in such applications of the United States or any other country or political subdivision thereof, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or political subdivision thereof, including, without limitation, improvements, divisions, renewals, reissues, extensions, continuations, and continuations-in-part or extensions thereof that are used or useable in any respect in connection with or that relate to Video Image Viewing Devices And Methods.
These patents cover an extremely compact head-mounted virtual reality display using total internal reflection, a switching means such as a liquid crystal layer, and a holographic optical element (HOE) or other beam-directing means (together, the “Technology”).
THE “INTELLECTUAL PROPERTY”
Intellectual Property means:
(a)	The Patents;

(b)	Any and all other intellectual property rights belonging to Seller as of December 23, 2005 that are used or usable in any respect in connection with or that relate to Video Image Viewing Devices And Methods, said other intellectual property rights including specifically all of any of the following: copyright rights, copyright applications, copyright registrations, copyright recordings and like protections in each work of authorship and derivative work thereof, whether registered or unregistered or published or unpublished and whether or not the same also constitutes a trade secret, held pursuant to the laws of the United States, any State thereof or of any other country or political subdivision thereof;

(c)	Any and all income, royalties, damages, claims, and payments now and hereafter due and payable, including, without limitation, all claims for damages and payments by way of past, present and future infringement, misappropriation, or dilution of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Patents or other intellectual property rights identified in a) and b) above;

(d)	All licenses or other rights to use any of the intellectual property rights identified in a), b) and c) above, all license fees and royalties arising from such use to the extent permitted by such license or rights and not prohibited by applicable law;

(e)	All amendments, continuations, renewals and extensions of any of the Intellectual Property described above; and

(f)	All know-how, show-how, prototypes, drawings, designs, diagrams, computer programs and their sources, design assurance data and other tangible technical information used by Seller in connection with the Intellectual Property described above.
The remainder of this page is left intentionally blank.